EXHIBIT 10.66

Dutchess Capital Management, Ltd.

50 Commonwealth Ave.

Suite 2

Boston, MA 02116

July 20, 2007

DNAPrint Genomics, Inc.

1621 West University Parkway

Sarasota, FL  34243

Ladies and Gentlemen:

The parties acknowledge the accuracy of the following facts:

1.

DNAPrint Genomics, Inc. ("DNAPrint") is a party to an Investment Agreement dated March 30, 2007, with Dutchess Private Equities Fund, Ltd. as successor in interest to Dutchess Private Equities Fund, L.P. and Dutchess Private Equities Fund, II, L.P. (collectively, "Dutchess").

2.

In addition, DNAPrint has borrowed money from Dutchess pursuant to a series of promissory notes (collectively, the "Notes").

3.

Pursuant to the Notes, DNAPrint has issued to Dutchess certain incentive debentures (collectively the "Incentive Debentures").

4.

DNAPrint has established a wholly-owned subsidiary, DNAPrint Pharmaceuticals, Inc. ("Pharmaceuticals").  Pharmaceuticals proposes to offer certain equity securities to raise capital of up to $12 million (the "Offering").

5.

The parties desire to enter into certain transactions to facilitate the repayment of the Notes and the Incentive Debentures.

In view of the foregoing facts, the parties agree as follows:

1.

The parties agree that the outstanding principal balance of each Note as of June 30, 2007, is set forth in the following table:

Date Issued	Principal at 6/30/07
6/30/2005	0
8/1/2005	840,000
10/21/2005	0
12/15/2005	867,045
3/13/2006	549,881
4/18/2006	1,414,872
5/19/2006	1,300,000
6/30/2006	0

2.

Beginning on the date of this letter agreement, the payment amount described in this paragraph 2 shall be in addition to the payment amount currently provided under the Notes.  Within 45 days after the end of each calendar quarter, DNAPrint Genomics, Inc. shall pay to Dutchess a payment on the Notes equal to the sum of (i) 80% of the royalty income paid to DNAPrint Genomics, Inc. by Pharmaceuticals during the preceding calendar quarter, and (ii) 4% of all other cash received by DNAPrint Genomics, Inc. from sales of goods or services during the preceding calendar quarter.

3.

On the date on which the Pharmaceuticals common stock either (i) becomes subject to the reporting requirements of Section 12 of the Securities Exchange Act of 1934, or (ii) becomes listed or eligible for trading on any exchange or other trading system (the “Pharmaceuticals Issuance Date"), DNAPrint Genomics, Inc. shall cause Pharmaceuticals to issue to Dutchess warrants to purchase 2 million shares of Pharmaceuticals common stock, at an exercise price of $0.01 per share, expiring July 31, 2012.  Such warrants shall be issued in full payment of the Incentive Debentures, and immediately upon the issuance of such warrants, any and all Incentive Debentures shall be discharged in full, and Dutchess shall surrender to DNAPrint the original executed Incentive Debentures.  If the balance on the Incentives Debentures as of the Pharmaceuticals Issuance Date is less than $2 million (such difference being referred to as the "Shortfall"), then on such date, DNAPrint shall be deemed to have made a principal payment on the Notes in the amount of the Shortfall.

4.

On the Pharmaceuticals Issuance Date, DNAPrint shall cause Pharmaceuticals to issue to Dutchess up to 2 million shares of Pharmaceuticals common stock as a payment of amounts due under the Notes; provided, however, in no event shall DNAPrint be required to issue to Dutchess shares having a value in excess of the amounts then due under the Notes.  For purposes of determining the amount of such payment, the Pharmaceuticals common stock shall have a deemed value equal to the gross sales proceeds realized by Dutchess upon its disposition of such stock.

5.

Dutchess hereby consents to the formation of Pharmaceuticals and the transfer of assets to Pharmaceuticals and hereby releases its security interest in such assets and in the common stock of Pharmaceuticals.

6.

Except as explicitly set forth in this letter agreement, the Investment Agreement and the Notes shall remain in effect to the same extent that they were in effect prior to the date hereof.

Very truly yours,

Dutchess Private Equities Fund, Ltd.

By:	Dutchess Private Equities Fund, Ltd.

By:	/s/ Douglas H. Leighton
Douglas H. Leighton
Director

Accepted and agreed to:

DNAPrint Genomics, Inc.

By:	/s/ Richard Gabriel
Richard Gabriel
President